FOR IMMEDIATE RELEASE

ECO VENTURES GROUP RECEIVES FIRM LETTER OF COMMITMENT
FOR $15.3 MILLION IN FUNDING FROM STRATEGIC PARTNER

Groveland, FL – September 12, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that it has received a Firm Letter of Commitment from a private funding group for $15.3 million dollars.  The funds will be utilized to execute on the Eco Ventures Group business plan.  As well as, allowing Eco Ventures Group to begin the process of qualifying for a national exchange.  Eco Ventures Group received a bank-to-bank confirmation with proof of funds and acknowledgement of the commitment letter from the banking institutions.

Eco Ventures Group has received a firm letter of commitment from a private funding group financing its business plan through a strategic partnership.  The commitment letter provides for $15.3 million in funding for the Company in the form of a three-year loan bearing eight percent (8%) interest. The loan will be secured by the assets of the Company.  In addition, the Company’s new partners will acquire approximately 20% of the Company through the purchase of preferred stock at $2.50 per share.  Upon full conversion of the preferred stock they will receive 11,760,000 shares of common stock.   These shares are currently being held in escrow and there will be no further dilution to our shareholders as a result of this funding. The partners will also participate in a profit sharing agreement for 12 months after the loan is repaid.  Included in this partnership is an exclusive three-year contract to purchase the gold Eco Ventures Group is expecting to extract from the ore deposits it currently has under contract.

This financing is anticipated to be completed in three tranches.  The first tranche will be for approximately $6,500,000 on or about September 22, 2011.  Two more tranches will follow: one thirty (30) days after closing, for approximately $4,000,000; and, the third and final tranche ninety (90) days after closing, for approximately $4,700,000.  All funds are presently being held in escrow.

“This financing when completed will allow us to accelerate our growth and continue on the execution of our business plan,” said Randall Lanham, CEO of Eco Ventures Group.  “We are very pleased with the commitment our new partners have made and the value they bring to our Company. This is not only a financial marriage but a strategic one, as well. In short a time we will be able to demonstrate the significance and value of this new relationship between our companies.   This funding will allow Eco Ventures Group to immediately expand both its refining and mining operations.  Lanham added, “Our 2012 goal of pouring gold bars at the Florida location is now attainable.  These funds will also allow our Company to execute on the new advanced bio fuel technology the Company has licensed.”

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVG”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVG concentrates on two core business activities. EVG’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Name:    Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com